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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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135 North Church Street, Spartanburg, South Carolina 29306

April 10, 2009

Dear Stockholder:

        You are cordially invited to attend the 2009 annual meeting of stockholders of Advance America, Cash Advance Centers, Inc., to be held at our corporate headquarters at 135 North Church Street, Spartanburg, South Carolina 29306, on Thursday, May 21, 2009, at 9:00 a.m. Eastern Time.

        Your Board of Directors and Management look forward to personally greeting those stockholders able to attend and answering any questions you may have about the Company.

        At the meeting, in addition to electing nine directors, your Board of Directors is asking you to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. These proposals are fully set forth in the accompanying Notice and Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote "FOR" both proposals.

        It is important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, we ask that you mark, sign, date, and mail the enclosed Proxy in the envelope provided, as promptly as possible.

Sincerely,

William M. Webster IV Chairman of the Board

135 North Church Street, Spartanburg, South Carolina 29306

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2009

        You are cordially invited to attend the 2009 annual meeting of the stockholders of Advance America, Cash Advance Centers, Inc., to be held at our corporate headquarters at 135 North Church Street, Spartanburg, South Carolina 29306, on Thursday, May 21, 2009, at 9:00 a.m. Eastern Time, for the following purposes:

  1.
  To elect nine directors of the Company to serve one-year terms.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2009.

  3.
  To transact any other business that may properly be presented at the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on March 27, 2009, are entitled to receive notice of the meeting and to vote at the meeting or any adjournment thereof. A list of those stockholders will be available for examination during normal business hours for a period of 10 days prior to the meeting. Any stockholder may examine the list, for any purpose relevant to the meeting, at our offices at 135 North Church Street, Spartanburg, South Carolina 29306.

        A proxy statement and a proxy card solicited by our Board of Directors are enclosed with this notice. It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you plan to attend the meeting in person, we urge you to mark, date, and sign the enclosed proxy card and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

        This Notice and Proxy Statement and the 2008 Annual Report to stockholders are also available to be viewed and downloaded on the internet at http://investors.advanceamerica.net/sec.cfm, although online voting is not permitted at this time.

W. Thomas Newell Secretary
Spartanburg, South Carolina April 10, 2009

YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

 ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2009

        Our Board of Directors is soliciting proxies for the 2009 Annual Meeting of Stockholders and any postponement or adjournment of that meeting. The purpose of the Annual Meeting is to:

  1.
  Elect nine directors of the Company to serve one-year terms.

  2.
  Ratify the appointment of PricewaterhouseCoopers LLP as your Company's independent registered public accounting firm for 2009.

  3.
  Transact any other business that may properly be presented at the meeting or any adjournment thereof.

        The meeting is to be held at our corporate headquarters at 135 North Church Street, Spartanburg, South Carolina 29306, at 9:00 a.m., Eastern Time, on May 21, 2009. If your proxy is properly executed and returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you return your proxy but do not provide any direction, your proxy will be voted in favor of electing as Directors the nominees named in this Proxy Statement and ratifying the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2009. Your shares will also be voted on any other matters properly presented for a vote in accordance with the judgment of the persons acting under the proxies. You have the power to revoke your proxy at any time before it is voted, either in person or at the meeting, by providing written notice to the Secretary of Advance America, Cash Advance Centers, Inc. or by delivering a properly executed, later-dated proxy.

        Our principal executive offices are located at 135 North Church Street, Spartanburg, South Carolina 29306 and our telephone number is 864-342-5600. If you plan to attend the meeting and vote in person and you need directions to our corporate headquarters, you may contact us at the phone number above. Voting instructions will be provided at the meeting.

        This Proxy Statement is dated April 10, 2009, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words "Advance America," "Company," "we," "our," "ours," and "us" refer to Advance America, Cash Advance Centers, Inc. together with its subsidiaries.

SHARES OUTSTANDING AND VOTING RIGHTS

        Only stockholders of record at the close of business on March 27, 2009 are entitled to vote at our Annual Meeting of Stockholders. The only outstanding voting stock of the Company is our common stock, par value $.01 per share (the "Common Stock"), of which 61,649,535 shares were outstanding as of the close of business on March 27, 2009. Each share of Common Stock is entitled to one vote.

        The nine nominees who receive the highest number of affirmative votes will be elected as Directors. For this purpose, only the affirmative votes from the holders of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting will be counted. In general, stockholder approval of any other matter requires the affirmative vote of the holders of a majority of the shares of the Common Stock that are present in person or represented by proxy and entitled to vote at the meeting. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, except as a result of our majority voting policy for the election of directors, have no effect other than to reduce the number of affirmative votes needed to approve a proposal. An automated system will be used to tabulate the votes.

        In February 2007, our Board of Directors adopted a majority voting policy pursuant to which any nominee in an uncontested election of directors who receives a greater number of votes "withheld" from his or her election than votes "for" that election is required to offer his or her resignation within 30 days following certification of the final stockholder vote. Our Nominating and Corporate Governance Committee would then promptly consider the offer of resignation and recommend to our full Board of Directors whether to accept it. For more information about this policy, see "Corporate Governance—Policy Regarding Majority Election of Directors."

 PROPOSAL NO. 1—ELECTION OF OUR BOARD OF DIRECTORS

        Nine Directors are to be elected at the annual meeting of stockholders. We have designated the persons named below as nominees for election as Directors. If elected, they will serve until the 2010 annual meeting of stockholders. All of the nominees currently serve as Directors as of the date of this Proxy Statement.

        Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for election of these nine nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of Directors to be elected.

        Biographical information concerning our nine nominees is presented below.

        William M. Webster IV, age 51, co-founded our Company with Mr. George D. Johnson, Jr., the former Chairman of our Board of Directors. Mr. Webster currently serves as Chairman of our Board of Directors. Mr. Webster served as Vice Chairman of our Board of Directors from August 2005 until his election as Chairman in August 2008. He served as our Chief Executive Officer from our inception through August 2005, and served as Chairman of our Board of Directors from January 2000 until July 2004, when Mr. Johnson was elected to serve as our Chairman. From May 1996 to May 1997, Mr. Webster served as Executive Vice President of Education Management Corporation and was responsible for corporate development, human resources, management information systems, legal affairs, and government relations. From October 1994 to October 1995, Mr. Webster served as Assistant to the President of the United States and Director of Scheduling and Advance. Mr. Webster served as Chief of Staff to U.S. Department of Education Secretary Richard W. Riley from January 1993 to October 1994. From November 1992 to January 1993, Mr. Webster was Chief of Staff to Richard W. Riley as part of the Presidential Transition team. From 1983 to 1992, Mr. Webster served as President of Carabo, Inc., which owned and operated 27 Bojangles Chicken and Biscuit restaurants in South Carolina. Mr. Webster currently serves as a director of LKQ Corporation.

        Stephen K. Benjamin, age 39, has served as a Director since July 2004. Mr. Benjamin has been employed by the law firm of McAngus Goudelock & Courie, LLC, in Columbia, South Carolina, since January 2007. Mr. Benjamin was the founder and a principal of Benjamin Law Firm, L.L.C., a business law firm located in Columbia, South Carolina, from 2001 to January 2007. He has been engaged in the practice of law since November 1994. From January 1999 to September 2001, Mr. Benjamin served as the director of the South Carolina Department of Probation, Parole, and Pardon Services. Mr. Benjamin currently serves as a director and audit committee member of National Bank of South Carolina.

        Robert H. Chapman, III, age 57, has served as a Director since July 2004. Since December 2003, Mr. Chapman has served as the Chairman of the board of directors and Chief Executive Officer of Inman Mills, a textile manufacturer. Prior to becoming its Chief Executive Officer, Mr. Chapman served as the President and Treasurer of Inman Mills from January 1991 to December 2003. Since November 2003, Mr. Chapman has served as the Chief Executive Officer of B2B Media, Inc., an advertising and marketing company. Mr. Chapman also serves as Chairman of the Board of Directors of B2B Media, Inc. Mr. Chapman currently serves as a director of Tuscarora Yarns, Inc. and on the South Carolina Advisory Board of Liberty Mutual Insurance Company. He formerly served as a director of Fabtech Industries.

        Tony S. Colletti, age 56, has served as a Director since January 2009. Mr. Colletti is the founder and sole owner of Colletti & Associates, a public affairs consultant. Mr. Colletti was also formerly an employee of Multistate Associates Incorporated, a state and local government relations services company ("Multistate"), which provides government relations and outsourced management services to the Community Financial Services Association of America ("CFSA"), the primary national trade association for the payday cash advance services industry. Through Multistate, Mr. Colletti served as an executive vice president of the CFSA from 2004 through 2007. Prior thereto, Mr. Colletti was the General Counsel and Senior Vice President of Check Into Cash, Inc. from 2001 to 2004. Mr. Colletti previously was engaged in the private practice of law.

        Kenneth E. Compton, age 56, has served as our President and Chief Executive Officer since August 2005 and as one of our Directors since December 2005. From February 1992 to February 2005, Mr. Compton was President of the Global Automotive Group for Milliken & Company, an international textile and chemical manufacturer headquartered in Spartanburg, South Carolina. From June 1974 to February 1992, Mr. Compton served Milliken & Company in various management positions. Mr. Compton currently serves on the board of directors for Spartanburg Regional Hospital System and the YMCA of Spartanburg.

        Thomas E. Hannah, age 70, has served as a Director since July 2004. Since September 1999, Mr. Hannah has served as the President and Chief Executive Officer of USLC, Southport Sourcing, a manufacturer of garments in Central America. Mr. Hannah currently serves on the board of directors of Carolina Dye Works.

        Donovan A. Langford, III, age 58, has served as a Director since December 2005. Mr. Langford is a CPA and has been vice president of WMX, Inc., a management consulting firm, since 1994. From 1990 to 1993, Mr. Langford was the chief financial officer and vice president of finance, administration, and distribution of the textbook publisher, Scott Foresman. He also was controller of The Field Corporation from 1986 to 1990, and worked for Arthur Andersen & Co. from 1973 to 1986. Mr. Langford serves as a director of three special purpose entities of Harley-Davidson Financial Services, Inc. and InterOcean Financial Group. He also is chairman of the board of directors of USRowing, the national governing body for the sport of rowing.

        J. Patrick O'Shaughnessy, age 43, has served as our Executive Vice President, Chief Financial Officer and as one of our Directors since August 2007. Mr. O'Shaughnessy was a partner in investment banking at Thomas Weisel Partners from 2004 through 2006. From 1994 to 2000, he was in the investment banking department at Donaldson, Lufkin & Jenrette Securities Corporation and from 2000 until 2002 with Credit Suisse First Boston after its acquisition of Donaldson, Lufkin & Jenrette. From 1992 to 1994 he was in the investment banking department of Kidder, Peabody & Company. Mr. O'Shaughnessy was a private investor during the periods between 2003 and 2004 and immediately prior to joining the Company.

        W. Olin Nisbet, age 44, has served as a Director since July 2004. Mr. Nisbet is a founding partner of Lions Gate Capital, LLC, an investment management company, and has served as a Portfolio Manager since the firm's inception in 2004. From 2002 to 2004, Mr. Nisbet served as an Analyst for Porter, Felleman, Inc., an investment management company. From 1992 to 2001, Mr. Nisbet was employed by Morgan Stanley's Investment Banking Department, most recently as an Executive Director. Mr. Nisbet currently serves on the board of directors of Starlite Media, LLC.

We recommend that you vote "FOR" the election of each of the nominees for Director.

 PROPOSAL NO. 2—APPOINTMENT OF OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2009, subject to your ratification. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since the formation of our Company and also has provided non-audit services from time to time.

        We are not required to submit the appointment of our independent registered public accounting firm to a vote of our stockholders. However, the Audit Committee has recommended that our Board of Directors submit this matter to our stockholders as a matter of good corporate practice. If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Audit Fees

        Fees and expenses for professional services related to the audits of our consolidated financial statements, including review of our quarterly financial statements, for the years ended December 31, 2008 and 2007 were approximately $1,328,000 and $1,312,700, respectively.

Audit-related Fees

        Fees and expenses billed to us for assurance and related services performed during the years ended December 31, 2008 and 2007 were approximately $27,550 and $60,400, respectively. Audit-related fees billed to us for services performed during 2008 represent fees and expenses related to the audit of our employee benefit plan for the year ended December 31, 2007. Audit-related fees billed to us for services performed during 2007 represent fees and expenses of approximately $25,400 related to the audit of our employee benefit plan for the year ended December 31, 2006 and $35,000 related to review of our responses to comment letters received during 2007 from the Securities and Exchange Commission.

Tax Fees

        Fees and expenses billed to us for services rendered during the year ended December 31, 2008 related to federal and state tax compliance and research and international tax compliance and research were approximately $380,500 and $105,100, respectively. Fees and expenses billed to us for services rendered during the year ended December 31, 2007 related to federal and state tax compliance and research and international tax compliance and research were approximately $487,800 and $287,850, respectively.

All Other Fees

        Fees and expenses billed to us for all other services performed during the years ended December 31, 2008 and 2007 were $1,590 and $14,575, respectively. Fees and expenses billed to us during the year ended December 31, 2008 were for a subscription to research services. Fees and expenses billed to us for services performed during the year ended December 31, 2007 were $13,000 and $1,575 for acquisition due diligence services performed during 2007 and a subscription to research services, respectively.

        All audit and non-audit services provided by PricewaterhouseCoopers LLP are pre-approved by the Audit Committee on a case-by-case basis, which considers whether the provision of non-audit services is compatible with maintaining the independent registered public accounting firm's independence. All of the non-audit services provided by our independent registered public accounting firm in 2008 were pre-approved in accordance with this policy.

        It is expected that representatives of PricewaterhouseCoopers LLP will be available at the annual meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

We recommend that you vote "FOR" ratification of the appointment of
PricewaterhouseCoopers LLP as independent registered public accounting firm for 2009.

OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING

        We know of no matters to be brought before the annual meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in their discretion in accordance with their best judgment on that matter, unless they are directed by proxy to do otherwise.

 CORPORATE GOVERNANCE

        We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, implementing and meeting legal standards, and assuring compliance with these responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Sarbanes-Oxley Act of 2002 establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. In addition, we adhere to the New York Stock Exchange ("NYSE") corporate governance and listing requirements. Our Board of Directors has initiated actions and established measures consistent with these responsibilities and standards. For example:

  •
  We have adopted a set of Corporate Governance Guidelines, including specifications for Director qualification, responsibility, selection, evaluation, and retirement age, board committees and composition, and selection and evaluation of our Chief Executive Officer.

  •
  We have adopted a Code of Ethics for our Chief Executive Officer, President and Senior Financial Officers, violations of which are to be reported to our Chief Compliance Officer or any member of our Audit Committee.

  •
  We operate under an omnibus Code of Business Conduct and Ethics that includes provisions ranging from restrictions on gifts to addressing conflicts of interest.

  •
  We comply with and operate in a manner consistent with prohibitions against extensions of credit in the form of a personal loan to or for our directors and executive officers.

        You can access all of our current committee charters, Corporate Governance Guidelines, and Code of Ethics under the "Corporate Governance" section of the "Investor Relations" tab of our website at http://www.advanceamerica.net. This information is also available in print to any stockholder that requests it.

Independent Directors

        Our Board of Directors annually reviews the relationships that each Director has with us (directly or as a partner, stockholder, or officer of an organization that has a relationship with us, and other than in his or her capacity as a Director) to determine if such relationships, if any, are material under the independence test of the NYSE rules. Prior to each annual review, all Directors provide the Nominating and Corporate Governance Committee information regarding their relationships with us. Following each annual review, only those Directors whom the Board of Directors affirmatively determines have no material relationship with us and who meet the standard of independence prescribed under the listing standards of the NYSE or under applicable law are deemed to be "independent." In the event that a Director becomes aware of any change in circumstances that may result in that Director no longer being considered independent, he or she is obligated to promptly inform the chairperson of the Nominating and Corporate Governance Committee.

  •
  The Board of Directors has determined that Messrs. Benjamin, Chapman, Hannah, Langford, and Nisbet, constituting a majority of our Directors, are "independent" under the applicable rules of the NYSE and have no material relationship with us. In reaching this conclusion, the Board of Directors considered (i) the lease of office space by Mr. Hannah's employer from an entity controlled by Mr. George D. Johnson, Jr., the former Chairman of our Board of Directors, (ii) the employment of Mr. Langford as chief financial officer of WMX, Inc., a company owned by Mr. Dean L. Buntrock who owns approximately 8.2% of our common stock, (iii) the employment of Mr. Benjamin's brother in a non-audit capacity by PricewaterhouseCoopers LLP, our independent registered public accounting firm, (iv) Mr. Benjamin's former association with the Community Financial Services of America, an industry trade association, (v) our charitable contributions to the Chapman Cultural Center for which Mr. Chapman serves as a director, and (vi) our charitable contributions to the Spartanburg YMCA for which Mr. Chapman, Mr. Hannah and Mr. Compton serve as directors.

  •
  Our non-management Directors hold formal "executive session" meetings, which are separate from management, on a regularly scheduled basis and at least twice per year. Mr. Hannah, as the chairperson of the Nominating and Corporate Governance Committee (the "Lead Non-Management Director") presides at these executive sessions. In the absence of the Lead Non-Management Director, another non-management Director designated by the non-management Directors presides at these executive sessions.

Meetings and Committees of the Board of Directors

        Our Board of Directors has established three separately designated standing committees. They are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The functions and membership of each Committee are described below. In addition, if required, we may establish temporary special committees of the Board of Directors or a designated standing committee.

        During 2008, the Board of Directors held nine meetings. Except for Mr. Webster and Mr. Benjamin, who each missed two meetings, all of our Directors attended each meeting during 2008. The Board of Directors also acted by unanimous written consent two times. During 2008, the Audit Committee held eleven meetings, the Compensation Committee met eight times and acted by unanimous written consent once, and the Nominating and Corporate Governance Committee met six times. In 2008, no Director participated in less than 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees of the Board of Directors on which that Director served. Pursuant to our Corporate Governance Guidelines, it is expected that each director will attend the Company's annual meeting of stockholders and that a director who is unable to attend will notify the Chairman of the Board. In 2008, all of the Directors attended the Company's annual meeting of stockholders.

  Audit Committee

        Our Board of Directors has established an Audit Committee to assist the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of the independent registered public accounting firm and our internal audit function, and our risk assessment and risk management. The duties of the Audit Committee include:

  •
  appointing, evaluating, and determining the compensation of our independent registered public accounting firm;

  •
  reviewing and approving the scope of our annual audit, the audit fee, and our financial statements;

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  reviewing our disclosure controls and procedures, our internal control over financial reporting, our internal audit function, and our corporate policies with respect to financial information;

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  reviewing other risks that may have a significant impact on our financial statements;

  •
  preparing the Audit Committee report for inclusion in our annual proxy statement;

  •
  maintaining procedures for the receipt, retention, and treatment of complaints regarding our accounting and auditing matters;

  •
  evaluating annually the Audit Committee charter; and

  •
  evaluating annually the Audit Committee's performance.

        The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. PricewaterhouseCoopers LLP, our independent registered public accounting firm, reports directly to the Audit Committee. Our internal audit group reports periodically throughout the year to the Audit Committee.

        The Audit Committee currently consists of Messrs. Langford, Chapman, and Nisbet, with Mr. Langford serving as Chairman. All of the Audit Committee members satisfy the independence and financial literacy requirement of the NYSE. Our Board of Directors has determined that Mr. Langford satisfies the requirements for accounting or related financial management expertise under the NYSE rules and is an "audit committee financial expert" under the rules and regulations of the U.S. Securities and Exchange Commission ("SEC").

        A copy of the Audit Committee Charter is available under the "Corporate Governance" section of the "Investor Relations" tab of our website at http://www.advanceamerica.net. The Audit Committee also has adopted Procedures Established by the Audit Committee for Receipt, Retention, and Treatment of Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee.

  Compensation Committee

        Our Compensation Committee discharges our Board of Directors' responsibilities relating to compensation of our Chief Executive Officer and other executive officers, produces a report for inclusion in our annual proxy statement, and provides general oversight of compensation structure, including our equity compensation plans and benefit programs.

        The members of the Compensation Committee are Mr. Robert H. Chapman, III, as Chairman, Mr. Thomas E. Hannah, and Mr. W. Olin Nisbet. All members of the Committee meet the appropriate tests for independence established by the SEC and the NYSE. All of the Compensation Committee members possess experience in dealing with compensation matters. Mr. Chapman, as Chairman and Chief Executive Officer of Inman Mills, and Mr. Hannah, as President and Chief Executive Officer of USLC, Southport Sourcing, and in other supervisory capacities during their careers, have managed compensation matters in the normal course of business. Mr. Nisbet, as a managing member of Lions Gate Capital, LLC, is familiar with compensation issues concerning various industries in the normal course of his business.

        The Compensation Committee operates under a formal written charter, which may be found under the "Corporate Governance" section of the "Investors Relations" tab of our website at http://www.advanceamerica.net. The Compensation Committee's charter outlines the specific duties and responsibilities of the Compensation Committee, which include:

  •
  reviewing and recommending amendments to, if appropriate, our executive compensation plans;

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  reviewing and approving the goals and objectives relevant to executive officer compensation plans;

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  evaluating individual and Company performance to determine the compensation of our CEO and other executive officers in accordance with the goals and objectives of the executive compensation plans;

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  reviewing and amending, if appropriate, our equity compensation plans (subject to stockholder approval, if required);

  •
  reviewing and approving any severance or termination agreements to be made with any executive officer; and

  •
  evaluating annually the Compensation Committee's charter and performance.

        The charter authorizes the Compensation Committee to retain, at our expense, independent counsel or other consultants or advisers as the Compensation Committee deems necessary regarding matters, such as investigations and studies that are within the Compensation Committee's scope of responsibilities. The Compensation Committee has the sole authority to retain or terminate any compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant's fees and other retention terms. As described below under "Compensation Advisor Engaged by the Committee," the Compensation Committee engaged Ernst & Young to perform compensation advisory services in 2006 and continued to utilize these services through July 2008. In August 2008, the Compensation Committee engaged Hay Group, Inc. ("Hay Group") to perform compensation advisory services and continues to utilize these services.

  Compensation Committee Interlocks and Insider Participation

        None of the current or former members of the Compensation Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our Board of Directors or Compensation Committee and the Board of Directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's responsibilities include:

  •
  identifying and recommending to our Board of Directors individuals qualified to serve as our directors and as members of committees of the Board of Directors, including persons suggested by our stockholders or others;

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  reviewing annually our corporate governance principles;

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  advising our Board of Directors with respect to the structure and membership of other committees of our Board of Directors;

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  reviewing annually Director compensation;

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  overseeing the annual self-evaluations of our Board of Directors and its committees; and

  •
  evaluating annually the Nominating and Corporate Governance Committee charter and the committee's performance.

        The Nominating and Corporate Governance Committee currently consists of Mr. Hannah, as Chairman, and Messrs. Benjamin and Langford. All members of the Nominating and Corporate Governance Committee meet the appropriate tests for independence. The Nominating and Corporate Governance Committee operates under a formal charter that governs its duties and standards of performance, a copy of which may be found under the "Corporate Governance" section of the "Investors Relations" tab of our website at http://www.advanceamerica.net.

Selection of Directors

        Our Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. Our Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending to our Board of Directors candidates for membership on our Board of Directors. With respect to incumbent Directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews those Directors' overall service to the Company during their term, including their level of participation, quality of performance, and any transactions by those Directors with the Company during their term. With respect to new Director candidates, the Nominating and Corporate Governance Committee first determines whether the nominee meets our standard of independence and then determines whether the candidate meets our criteria for Board of Directors membership, given the composition and needs of the Board of Directors at that time. The Committee uses its network of contacts to obtain the names of potential candidates, and may also engage, if it deems appropriate, a professional search firm. Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not alter the manner in which it evaluates candidates, including the minimum criteria set forth below under the heading "Board of Directors Membership Criteria," based on whether the candidate was recommended by a stockholder or was identified by some other means.

        In December 2008, the Nominating and Corporate Governance Committee considered Mr. Tony S. Colletti as a candidate for membership on the Board of Directors. The Nominating and Corporate Governance Committee determined that Mr. Tony S. Colletti did not meet the Company's criteria for independence. However, due to Mr. Colletti's experience, business judgment and understanding of the Company's business environment, in particular the challenging legislative landscape facing the Company, the Nominating and Corporate Governance Committee decided that Mr. Colletti would make a valuable addition to the Board of Directors and made such recommendation to the Board of Directors. In January 2009, the Board of Directors appointed Mr. Colletti as a member of the Board to serve until the 2009 annual meeting of stockholders.

        To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit the recommendation in writing and must include the following information: (1) the name of the stockholder and evidence of the person's ownership of Company stock; and (2) the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director of the Company, and the candidate's consent to be named as a Director if selected by the Nominating and Corporate Governance Committee and nominated by the Board of Directors. The stockholder recommendation and information described above must be sent to the Corporate Secretary of the Company at 135 North Church Street, Spartanburg, South Carolina 29306.

        The Nominating and Corporate Governance Committee will accept stockholder recommendations of Director candidates throughout the year; however, in order for a recommended candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Corporate Secretary of the Company not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of stockholders.

Board of Directors Membership Criteria

        At a minimum, a nominee for Director must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors' oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in his or her professional and personal activities. Nominees for Director are selected on the basis of, among other appropriate factors, experience, knowledge, skills, expertise, diversity of backgrounds, character, business judgment, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness and ability to devote adequate time and effort to Board of Directors responsibilities. The Nominating and Corporate Governance Committee is responsible for assessing the appropriate balance of criteria required of members of our Board of Directors.

Policy Regarding Majority Election of Directors

        Our Board of Directors has adopted a policy that provides that in an uncontested election of directors (that is, an election in which the only nominees are those recommended by our Board of Directors), any nominee who receives a greater number of votes "withheld" from his or her election than votes "for" that election (a "Withheld Director") should tender his or her resignation within 30 days following certification of the final stockholder vote.

        The Nominating and Corporate Governance Committee, excluding any Withheld Director, would promptly consider that resignation and recommend to our Board of Directors whether it should be accepted. In making its recommendation to our Board of Directors, the Nominating and Corporate Governance Committee may consider possible remedies in addition to accepting the resignation, including alternatives for curing the underlying cause of the "withheld" votes, if known. In reaching its decision, the Nominating and Corporate Governance Committee may consider any factors it deems relevant, including, without limitation, (i) any stated reasons why stockholders "withheld" votes for election of the Withheld Director; (ii) the length of service and qualifications of the Withheld Director; (iii) the Withheld Director's past and expected future contributions to the Company; (iv) the overall Board of Directors composition; (v) whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NYSE listing requirements and federal securities laws; and (vi) whether the resignation of the Withheld Director could trigger any change of control or similar provisions under any contract by which we are bound or under any of our benefit plans, and the potential impact of that event.

        Our Board of Directors, excluding any Withheld Director, would act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following certification of the final stockholder vote. Our Board of Directors would consider the factors considered by the Nominating and Corporate Governance Committee and any additional information and factors that our Board of Directors believed to be relevant to the best interests of the Company and its stockholders. To the extent that one or more Withheld Directors' resignations are accepted by our Board of Directors, the Nominating and Corporate Governance Committee will recommend to our Board of Directors whether to fill that vacancy or vacancies or reduce the size of our Board of Directors.

Communicating with Directors

        Any interested party desiring to communicate with any Director (including the Lead Non-Management Director and the other non-management Directors) regarding the Company may directly contact the Director by submitting communications in writing to the Director or Directors in care of the: Corporate Secretary, Advance America, Cash Advance Centers, Inc., 135 North Church Street, Spartanburg, South Carolina 29306. All communications received in this manner will be screened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of Directors, the office of the Corporate Secretary will make sufficient copies of the contents to send a copy of the contents to each Director who is a member of the group or committee to which the communication is addressed.

 REPORT OF THE AUDIT COMMITTEE

        In accordance with the rules promulgated by the SEC, the information included under the caption "Report of the Audit Committee" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee

        The Audit Committee operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards and other criteria established by the NYSE.

        The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of Advance America's financial reporting process. Management is responsible for the audited financial statements of the Company and for maintaining effective internal control over financial reporting. In discharging its oversight role, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the audited financial statements of the Company as of and for the year ended December 31, 2008. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also reviewed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting as well as the independent registered public accounting firm's report on management's assessment and the effectiveness of the Company's internal control over financial reporting. Management's Report on Internal Control over Financial Reporting is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

        The Audit Committee met privately with PricewaterhouseCoopers LLP, and discussed issues deemed significant by the auditor, including those required by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board's requirements for independent accountant communications with the Audit Committee concerning auditor independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence from Advance America and its management. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining its independence.

        Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements and Management's Report on Internal Control over Financial Reporting referred to above be filed with the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

By the Audit Committee:
Donovan A. Langford, III Robert H. Chapman, III W. Olin Nisbet

 PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of March 27, 2009, certain information regarding the beneficial ownership of our Common Stock by:

  •
  each of our Directors;

  •
  each of our executive officers;

  •
  all of our Directors and executive officers as a group; and

  •
  each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our Common Stock.

        There were approximately 110 record holders and we believe there were approximately 4,900 beneficial holders of Common Stock and 61,649,535 shares of Common Stock outstanding on that date.

	Shares Beneficially Owned
Name(1)	Number(2)	Percent
Directors and Executive Officers:
Stephen K. Benjamin	3,250	*
Robert H. Chapman, III	76,437	*
Tony S. Colletti	15,000	*
Kenneth E. Compton	911,500	1.47%
Thomas E. Hannah	35,000	*
Donovan A. Langford, III(3)	130,384	*
W. Olin Nisbet(5)	57,000	*
J. Patrick O'Shaughnessy(4)	372,994	*
William M. Webster IV(6)	1,053,693	1.71%
All Directors and executive officers as a group (nine persons)	2,655,258	4.27%
5% or More Stockholders:
George D. Johnson, Jr.(7)	8,547,439	13.86%
Dean L. Buntrock	5,034,810	8.17%
NFJ Investment Group LLC(8)	3,200,700	5.19%
LSV Asset Management(9)	3,320,400	5.39%

*
Represents less than 1% of our outstanding Common Stock

(1)
The address of each of our Directors and named executive officers is c/o Advance America, Cash Advance Centers, Inc., 135 North Church Street, Spartanburg, South Carolina 29306. The principal address of George D. Johnson, Jr., is 340 E. Main Street, Suite 500, Spartanburg, South Carolina 29302. The principal address of Dean L. Buntrock is Suite 2242, Oakbrook Terrace Tower, One Tower Lane, Oakbrook Terrace, Illinois 60181. The principal address of NFJ Investment Group LLC is 2100 Ross Avenue, Suite 700, Dallas, TX 75201. The principal address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(2)
Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated, or if that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote or dispose of, or to direct the voting or disposition of that security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. Accordingly, if the person indicated disclaims the beneficial ownership of shares beneficially owned by a relative, those shares are excluded from this table, unless otherwise indicated in these footnotes. The numbers and percentages of shares owned by our Directors, our executive officers, and by all Directors and executive officers as a group assume in each case that currently outstanding stock options covering shares of Common Stock that were exercisable within 60 days of March 27, 2009 had been exercised by that person or group as follows: (i) Mr. Compton—427,500, (ii) Mr. O'Shaughnessy—74,167, and (iii) all directors and executive officers as a group—501,667.

(3)
The shares shown as beneficially owned by Mr. Langford are held in a cash management brokerage account that permits margin loans and excludes 100 shares held by Mr. Langford's son for which Mr. Langford disclaims beneficial ownership.

(4)
165,827 of the shares shown as beneficially owned by Mr. O'Shaughnessy are held in a cash management brokerage account that permits margin loans.

(5)
The shares shown as beneficially owned by Mr. Nisbet are held by a limited liability company controlled in part by Mr. Nisbet. Mr. Nisbet claims ownership in the 57,000 shares only to the extent of his proportionate ownership of the limited liability company.

(6)
The shares shown as beneficially owned by Mr. Webster are held by the William M. Webster Revocable Trust UAD 3/15/06, for which Mr. Webster is the grantor and beneficiary and serves as trustee.

(7)
The shares shown as beneficially owned by Mr. Johnson include 7,861,222 shares held by the George D. Johnson, Jr. Revocable Trust dated July 17, 2001, for which Mr. Johnson is the grantor and beneficiary and serves as trustee and 686,217 shares held by Wyoming Associates, Inc., a company controlled by Mr. Johnson; and excludes 580,435 shares held by the Pfifer/Johnson Foundation. Mr. Johnson is one of the trustees of the Pfifer/Johnson Foundation and specifically disclaims beneficial ownership of the shares held by it.

(8)
As reported on Schedule 13G filed on February 17, 2009.

(9)
As reported on Schedule 13G filed on February 17, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and Directors, and any other person who owns more than 10% of our Common Stock, to file reports of ownership with the Securities and Exchange Commission. We file Section 16(a) reports on behalf of our executive officers and Directors. Based solely on our review of copies of the forms filed with the Securities and Exchange Commission, we believe that all filing requirements were timely complied with during 2008 except for the following: (i) eight reports were filed late on behalf of Mr. Webster with respect to sales of 20,000 shares of common stock per day, pursuant to a Rule 10b-5 trading plan adopted by Mr. Webster's spouse's trust, completed on August 11, 2008, August 12, 2008, August 13, 2008, September 2, 2008, September 11, 2008, September 18, 2008, September 19, 2008, and September 22, 2008, all of which were filed no more than three business days late; (ii) two reports were filed late on behalf of Mr. Chapman, one related to 9,364 shares and the other related to 4,204 shares acquired pursuant to our program permitting directors to receive stock in lieu of cash director fees, which were filed five business days late and four business days late, respectively; (iii) two reports were filed late on behalf of Mr. O'Shaughnessy, one of which related to the grant of 14,000 shares of restricted common stock and options to purchase 37,500 shares of common stock, which was filed five business days late, and the other which related to the purchase of 2,500 shares of common stock, which was filed one business day late; and (iv) one report was filed late on behalf of Mr. Compton with respect to the grant of 28,000 shares of restricted common stock and options to purchase 75,000 shares of common stock, which was filed five business days late.

Equity Compensation Plans

        The following table summarizes information about our equity compensation plans as of December 31, 2008. All outstanding awards relate to our Common Stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining future issuance under equity compensation plans‡
Equity compensation plans approved by stockholders	882,500	$11.57	3,067,512
Equity compensation plans not approved by stockholders*	700,000	$12.11	—
Total	1,582,500	$11.81	3,067,512

*
In October 2005, Kenneth E. Compton was granted 250,000 shares of restricted Common Stock and nonqualified stock options to purchase 700,000 shares of Common Stock in connection with his agreement to become our President and Chief Executive Officer.

‡
Our 2004 Omnibus Stock Plan authorizes the issuance of options, stock appreciation rights, restricted stock, phantom stock, stock bonuses and other awards valued in whole or in part by reference to, or otherwise based on, Common Stock.

 EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction/Corporate Governance

        This Compensation Discussion and Analysis (the "CD&A") addresses the following topics:

  •
  our executive compensation process;

  •
  our compensation philosophy, objectives, and policies regarding executive compensation;

  •
  the components of our executive compensation program; and

  •
  the decisions made by the Compensation Committee with respect to executive officer compensation for our 2008 fiscal year.

        In this CD&A, the terms, "we," "our," and "us" refer to Advance America, Cash Advance Centers, Inc. and its subsidiaries, and "the Committee" refers to the Compensation Committee of the Board of Directors.

  Duties and Responsibilities of the Compensation Committee

        The purpose of the Committee is to oversee our compensation and employee benefit plans and practices, including our executive compensation plans, cash-based incentive compensation, and equity-based plans. The Committee is also responsible for producing a report on executive compensation to the extent required by the SEC to be included in our proxy statement under the heading "Report of the Compensation Committee." Please see page 25 of this proxy statement for this report. Pursuant to the Compensation Committee Charter, the Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate. To date, the Compensation Committee has not formed any such subcommittees.

Our Executive Compensation Process

        Since 2006, the Committee, with the assistance of an outside advisor, has performed a comprehensive review of executive compensation practices of comparable companies within the industry and outside the industry based on market capitalization, revenues and geographic location. The Committee reviews and analyzes the results of these comprehensive studies to determine the competitiveness of our executive officer compensation to enable us to continue to attract, motivate, and retain highly qualified individuals. The Committee uses the results of these comprehensive studies as benchmarks and also examines other internal and external factors such as individual executive performance and our overall financial performance to set and approve executive officer compensation.

  Compensation Advisor Engaged by the Committee

        In June 2006, the Committee engaged the firm of Ernst & Young LLP ("E&Y") to perform compensation advisory services for the Committee. Prior to this time, the Committee had not engaged a compensation advisor. Other compensation advisory firms were considered and interviewed for the engagement. Based upon the perceived needs of the Committee and the work to be accomplished, E&Y was selected based upon E&Y's qualifications, expertise, and favorable impression upon the members of the Committee. The Committee and E&Y periodically entered into Statements of Work to perform compensation advisory services.

        E&Y continued to perform compensation advisory services through July 2008. The Committee terminated its engagement with E&Y due to the separation from E&Y of the compensation consultant assigned to our engagement. At the request of the Committee, E&Y recommended two other compensation advisory firms as potential candidates, which the Committee interviewed and considered for engagement. In August 2008, the Committee engaged Hay Group Inc. ("Hay Group") to perform compensation advisory services for the Committee. The Committee selected Hay Group because of its qualifications, expertise, size, and international presence.

  Review of Executive Compensation Practices of Other Companies

        In 2007, E&Y reviewed the competitiveness of our executive officers' compensation, as compared to a customized peer group of companies (the "Peer Group"), identified by E&Y and approved by the Committee, that, at the median, were similar to us in size (market capitalization and revenue) and SIC classification code in 2007. In addition to the Peer Group, E&Y reviewed and considered the compensation paid to executives at other companies (collectively, the "Other Comparables"). The review included an evaluation of base salary, total cash compensation, and total direct compensation of our executive officers compared to the named executive officers at each of the Peer Group and Other Comparables companies. For purposes of this review, total cash compensation is defined as base salary plus annual incentives paid and total direct compensation is defined as total cash compensation plus long-term incentives.

        The Committee was actively involved in the consideration and selection of the companies comprising the Peer Group and the Other Comparables. Furthermore, the Committee expects, from time to time, to review the composition of each of these groups as we and our industry change and to revise them as necessary in the future. In 2009, the Committee intends to reevaluate the composition of the Peer Group and Other Comparables in order to review executive compensation. The Committee engaged Hay Group to assist with the review of the Peer Group and/or Other Comparables.

        The Committee analyzed the companies comprising the Other Comparables and the published survey data compiled by E&Y to arrive at an average of competitive data, and used this information in a broad context of compensation. The Committee used the Peer Group to narrow the scope of its analysis regarding companies that are similar to us in size (market capitalization and revenue) and SIC classification code. E&Y provided specific competitive data regarding executive officer compensation, but the Committee made the final determination, based in part upon this data, regarding the amount of compensation paid to each of our executive officers in 2008.

  Peer Group for 2007 Study

        In October 2007, E&Y prepared a report for the Committee regarding compensation comparisons for the Peer Group. The members of the Peer Group, and their revenues and market capitalization as reported by E&Y in its October 2007 report, were:

Company Name and Headquarters Location	Revenues (millions)	Market Capitalization (millions)
Cash America International, Inc. (Ft. Worth, TX)	$693.2	$979.1
Dollar Financial Corp. (Berwyn, PA)	$328.5	$594.6
EZCORP, Inc. (Austin, TX)	$315.9	$471.5
First Cash Financial Services, Inc. (Arlington, TX)	$269.7	$692.6
QC Holdings, Inc. (Overland Park, KS)	$172.3	$270.6
CompuCredit Corporation (Atlanta, GA)	$1,335.8	$1,133.1
Credit Acceptance Corporation (Southfield, MI)	$219.3	$782.4
Nelnet, Inc. (Lincoln, NE)	$1,549.9	$991.4
Advanta, Corp. (Spring House, PA)	$507.7	$1,173.8
Sterling Financial Corporation (Spokane, WA)	$550.9	$1,292.9
The First Marblehead Corporation (Boston, MA)	$563.6	$3,231.2

        The median market capitalization for the Peer Group was approximately $1,233.4 million and the median revenues were approximately $529.3 million. This compared with our market capitalization (as of the close on March 28, 2008) of approximately $499 million and 2007 revenues of approximately $710 million.

        E&Y presented the Peer Group data using the following mechanics and assumptions:

  •
  base salary data represented the most recently reported figures;

  •
  annual and long-term incentive data represent three-year average levels in order to smooth any annual anomalies in these variable pay programs; and

  •
  stock option grants were valued using the Black-Scholes option pricing methodology.

        E&Y also utilized published survey data to further review the competitiveness of our executive officers' compensation, as compared to CEOs and CFOs in the 50th to 75th percentiles at companies with similar revenues in all industries according to U.S. National Data. The review included an evaluation of base salary, bonus compensation, annual equity grants, total cash compensation, and total direct compensation of our executive officers compared to the compiled data. In October 2007, E&Y prepared a report for the Committee regarding the compensation comparisons. In general, this report identified that total direct compensation (the sum of base salary, annual incentives paid and long-term incentive award opportunity) for our CEO and CFO was positioned near the 50th percentile of the Peer Group, as well as the Other Comparables (identified below).

        In October 2007, E&Y also provided a report on market practices with respect to long-term incentive grants and made a recommendation to the Committee with respect to developing a plan to grant long-term inventive awards. See "Elements of Our Compensation Program—Long-Term Incentives" for further discussion. E&Y did not perform other work for us in 2008. In 2009, the Committee engaged Hay Group to reevaluate the composition of the Peer Group for the Committee to utilize in its review of executive compensation in the future. Any further compensation services will be commissioned by the Committee.

  Other Comparables

        In addition to the Peer Group and the published survey data, the Committee reviewed and considered the compensation paid to executives at the following companies:

  •
  Rollins, Inc.;

  •
  The Geo Group, Inc.;

  •
  RPC, Inc.;

  •
  Astec Industries, Inc.;

  •
  Amedisys, Inc.;

  •
  H&E Equipment Services, Inc.;

  •
  Premiere Global Services, Inc.;

  •
  AmSurg Corp.;

  •
  Sykes Enterprises, Incorporated;

  •
  Pike Electric Corporation; and

  •
  KEMET Corporation.

        The Other Comparables, located primarily in the southeastern United States, were identified by the Compensation Committee, Company management, and E&Y and were selected in order to compare the Company's compensation to companies located in the same region of the country. In 2009, the Committee engaged Hay Group to reevaluate the composition of the Other Comparables for the Committee to utilize in its review of executive compensation in the future.

  Role of Executives in Establishing Compensation

        Our CEO plays a role in the assessment and recommendation of compensation award decisions for his direct reports, including the assessment and recommendation of compensation for our CFO. He provides information to the Committee regarding compensation matters and, in such instances, helps set the agenda for compensation discussions. He does not play a role in recommendations regarding his own compensation. Our CFO does not play a role in assessments or recommendations regarding compensation awards other than for his direct reports.

  Compensation Committee Activity

        The Committee meets as often as it determines necessary to carry out its duties and responsibilities through regularly scheduled meetings and, if necessary, special meetings. The Committee also has the authority to take certain actions by written consent of all members. The regular meetings are established in consultation with management. The Committee members review and approve the minutes of each meeting. Any special meetings of the Committee are initiated by the Chairman of the Committee. Generally, the agenda for each meeting includes regular administrative items to be considered by the Committee and any specific topics the Chairman may want to discuss. The Committee works with our CEO and others, such as our Vice President of Human Resources, to assist in setting the agenda. Members of management provide information to the Committee that management believes will be helpful to the Committee in discussing agenda topics. Management also provides to the Committee materials that are specifically requested.

        Our CEO is typically invited to attend general sessions of the Committee, and, depending upon the topic to be discussed, may be invited to attend executive sessions of the Committee. The Committee believes that his insight into our compensation matters is an important factor when discussing and deciding upon compensation matters. Our CEO is not present during Committee discussions concerning his own compensation. Other members of Company management and representatives from the Committee's compensation advisor attend meetings and executive sessions upon invitation by the Committee when advice and discussion regarding compensation decisions are before the Committee. In 2008, E&Y provided advice on benchmarking and peer group studies for their respective advisory services, as described above.

        The Committee met eight times in 2008 and two times in 2009 prior to the filing of this proxy statement. The Committee acted by written consent once in 2008.

Compensation Philosophy, Objectives, and Policies

  Our Compensation Philosophy

        The Committee monitors, and reviews at least annually, our compensation philosophy. The Committee, with input from its compensation consultant, our CEO, and our Vice President of Human Resources, continually evaluates the compensation planning process, performance of our executive officers as our business and general industry circumstances evolve during the year, and applicability of our compensation philosophy to us and the industry as a whole.

        The use of benchmarks, such as the Peer Group and the Other Comparables, is an important element that the Committee considers when reviewing the types and level of compensation paid to our executive officers. We use benchmarks because of the competitive nature of our industry and the guidance they provide us in attracting, motivating, and retaining highly qualified individuals.

  Objectives of Compensation Programs

        Overview.    Our compensation programs are designed to motivate, attract, reward, and retain management talent to achieve increased stockholder value in a highly competitive industry. This is at the core of our compensation philosophy. As a result, our compensation programs are designed to encourage the achievement of annual and longer-term goals by providing appropriate incentives to our named executive officers. Annual goals for 2008 included achieving budget projections, increasing stockholder value, maintaining compliance objectives, adhering to our Code of Business Conduct and Ethics, maintaining and upholding our commitment to responsible industry practices (as outlined in our Best Practices) and customer satisfaction, opening new centers, and reaching earnings per share goals. Longer-term goals include maintaining our position as the leader in the payday cash advance services industry, increasing stockholder value, working to achieve responsible legislation for the regulation of the industry, and reviewing and implementing, if appropriate, other products and services to enhance our core payday advance services. Our compensation philosophy is also focused on aligning the financial interests of management and our stockholders.

        Base Salary.    We do not believe that it is appropriate to establish compensation levels based exclusively on benchmarking. However, we believe that information regarding pay practices for executive officers of the companies that make up the Peer Group, the published survey data, and the Other Comparables is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation.

        When determining the executive officer's base salary, the Committee looks at several factors including the base salary, total cash compensation (base plus cash bonus), and total direct compensation (including long-term incentives) of executive officers of similarly sized, comparable companies in the peer groups identified above, the contribution of the executive officer to our development and growth, the assessment of the responsibilities and position of the executive officer within the Company, individual performance, and our overall performance. Performance reviews of our executive officers are typically conducted annually to determine if there should be any adjustment to their base salaries. Our CEO conducts a performance review of our CFO. The Committee reviews and evaluates the performance of our CEO and determines and approves his compensation level based on this evaluation.

        Stock Options and Stock Awards.    We use stock options and stock awards to:

  •
  attract and retain qualified and highly talented named executive officers,

  •
  supplement as a reward for performance the level of cash compensation already awarded,

  •
  tie the executive officers' success to our success and ultimately to the value created for our stockholders, and

  •
  provide longer-term incentives over and above base salary or bonus that maintain market competitiveness.

        The Committee reviews data from the Peer Group, published survey data, and the Other Comparables in determining stock options and stock awards for our executive officers.

        Cash Bonuses.    In 2008, the Committee approved a bonus structure for our CEO and CFO (the "Bonus Program"). The Bonus Program rewards the CEO and CFO for achieving annual company financial performance objectives (the "Performance Objectives") including earnings and operating performance (e.g., effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day-to-day operations, effective hiring of employees in strategic positions, successful marketing campaigns). The Committee believes that this structure provides our executive officers with incentives to grow and develop our success, as measured by earnings per share, number of centers opened, compliance successes, and adherence to our Code of Business Conduct and Ethics.

        The amount of each bonus is a target percentage of base salary with a maximum bonus equal to 120% of the CEO's base salary and a maximum bonus equal to 100% of the CFO's base salary. One-half of the bonus is based upon our overall performance as measured by fully diluted earnings per share ("EPS Component") for the year and one-half is based upon individual performance, measured by operating performance as discussed in the preceding paragraph ("Individual Performance Component"). The 2008 fully diluted earnings per share targets and the related bonus percentages were:

EPS Target ($)	Bonus Percent(1)	EPS Target ($)	Bonus Percent(1)	EPS Target ($)	Bonus Percent(1)
0.88	20%	0.94	50%	1.00	80%
0.89	25%	0.95	55%	1.01	85%
0.90	30%	0.96	60%	1.02	90%
0.91	35%	0.97	65%	1.03	95%
0.92	40%	0.98	70%	1.04	100%
0.93	45%	0.99	75%

        If fully diluted earnings per share are less than $0.88 per share, no EPS Component bonus is earned. If fully diluted earnings per share are more than $1.04 per share, the EPS Component bonus percent is 100%.

(1)
Percent of EPS Component that can be earned.

As an example, the minimum and maximum bonus that our CEO could have earned for the EPS Component would have been $75,000 and $375,000, respectively, determined as follows:

	Salary(1)		Maximum		Bonus Component		Bonus Percent		Bonus Earned
Minimum	$625,000	×	120%	×	50%	×	20%	=	$75,000

Maximum	$625,000	×	120%	×	50%	×	100%	=	$375,000

(1)
Based upon the annual salary at the date the bonus is awarded.

        The Committee also analyzed data from the Peer Group, the published survey data, and the Other Comparables in determining bonus structure for our CEO and CFO.

        Our Compensation Policies.    We seek to maximize deductibility for tax purposes of all elements of compensation. For example, we issue nonqualified stock options that result in a tax deduction to us upon exercise. Section 162(m) of the Internal Revenue Code ("Code") generally disallows a tax deduction to public companies for non-qualifying compensation in excess of $1 million paid to any of our executive officers in any fiscal year. We and the Committee are cognizant of the constraints of 162(m) and other tax provisions of the Code applicable to compensation plans. We may revise compensation plans from time to time to maximize deductibility; however, the Committee also may approve compensation that does not qualify for deductibility when it deems it to be in the best interest of the Company.

Elements of Our Compensation Program

        When analyzing elements of compensation paid to our executive officers, the Committee reviews the amounts that are paid pursuant to each element. This analysis takes into account each executive's total compensation including base salary, bonus, equity awards, and any perquisites. The Committee also compares the compensation of our executives to executive officers of companies in the Peer Group, the published survey data, and the Other Comparables, as described above, and determines whether our executive officers have met the Committee's criteria for bonus payments.

  Base Salary

        Base salary for our named executive officers is based upon experience, overall qualifications, and information about compensation offered to executive officers of similar qualifications and experience at similar companies gleaned from the Peer Group, the published survey data, and the Other Comparables data.

  Bonus

        For our CEO, the potential bonus payment is a target percentage of base salary with a maximum bonus equal to 120% of his base salary. One-half of the bonus is based upon the EPS Component and one-half is based upon the Individual Performance Component. For 2008 the Committee considered market data and performance (e.g., effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day to day operations, effective hiring of employees in strategic positions, and successful marketing campaigns). Our CFO's bonus payment is a target percentage of base salary with a maximum bonus equal to 100% of his base salary. Our CFO's bonus is based upon the same fractional parameters as our CEO's bonus calculation and upon our CFO's individual performance factors. For 2008 the Individual Performance Component factors included effectiveness in the oversight of financial matters, including accurate and timely financial reporting that is compliant with applicable laws and regulations, involvement in investor relations initiatives, and oversight and advice to our CEO on strategic financial initiatives.

  Long-Term Incentives

        The amount of any longer-term incentives awarded to our executive officers is based upon market data concerning similar compensation offered to executive officers of similar qualifications and experience. This market data, reflected in the Peer Group, the published survey data, and the Other Comparables, includes long-term incentive award comparisons between our executive officers and the named executive officers at each of the companies comprising those peer groups. The amount awarded also may be based upon our performance. In July 2007, the Committee requested that E&Y review and analyze market practices with regard to long-term incentives. The purpose of the review and analysis was to form a comprehensive recommendation to aid the Committee in the development of a strategy for long-term incentives for executive officers. E&Y recommended to the Committee that we develop a plan for granting annual long-term incentives, including a mix of restricted stock and stock options, which are consistent with peer market data. The Committee has not yet adopted a formal plan for granting annual long-term incentives; however, based on E&Y's recommendations in early 2008, the Committee did grant long-term incentives to our CEO and CFO.

  Other Compensation

        On November 16, 2006, the Committee adopted a policy approving our CEO's personal use of up to 25 flight hours per year in aircraft owned or leased by us. In 2008, our CEO used 12.1 flight hours for personal matters in aircraft owned or leased by us. The imputed income of the 12.1 flight hours used by our CEO is approximately $22,875. In 2008, we reimbursed our CEO $18,688 related to income taxes paid by the CEO, including the income taxes thereon, for his personal use of the aircraft in 2007. In 2008, we offered a new life insurance product to key management employees. We paid premiums on behalf of our CEO of $5,082.

        In 2008, our CFO had no personal use of aircraft owned or leased by us; however, on some travel for Company business family members accompanied our CFO. We have determined that there was no aggregate incremental cost associated with including members of our CFO's family on business trips in 2008. The imputed income assessed to our CFO related to his family members accompanying him is approximately $4,635. In 2008, the Company also reimbursed or paid on behalf of our CFO relocation expenses of $110,263 in connection with his relocation to Spartanburg, South Carolina. In 2008, we offered a new life insurance product to key management employees. We paid premiums on behalf of our CFO of $707.

        Neither our CEO nor our CFO received any other perquisites or personal benefits in 2008.

  Elements of Post-Employment Compensation

        Currently, we do not have an employment agreement with our CEO or CFO. Furthermore, we do not currently have severance plans or policies applicable to our executive officers. In August 2005, we granted to our CEO an option to purchase 250,000 shares of our Common Stock at a price of $13.83 per share, which option vests ratably over the next five anniversaries of the grant date. In October 2005, we granted our CEO an option to purchase 700,000 shares of our Common Stock at a price of $12.11 per share, which option vests ratably over the next eight anniversaries of the grant date. The August 2005 stock option agreement provides that in the event our CEO is employed by us or one of our subsidiaries when we experience a change in control, all outstanding and unvested options granted under the agreements will become fully vested and exercisable immediately upon consummation of that change in control. "Change in control" means a "change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation" as defined for purposes of section 409A of the Internal Revenue Code.

  Stock Ownership/Retention Guidelines

        Currently, we do not maintain stock ownership guidelines or have a stock retention policy applicable to our executive officers, and we are not considering any such guidelines or policy at this time.

Compensation Decisions for Our 2008 Fiscal Year

        The Committee has concluded that each element of compensation and the total compensation paid to our executive officers for our 2008 fiscal year is reasonable, appropriate, and in the best interest of our stockholders. This conclusion is based upon the comparative benchmark data reviewed by the Committee with respect to the companies comprising each of the Peer Group, the Other Comparables, the published survey data, the target earnings per share goal and individual performance of our executive officers measured based upon the individual performance factors as described in "Objectives of Compensation Programs" above.

  CEO

        In 2008, our CEO was paid a base salary of $619,712. His bonus for 2008, which was paid in 2009, was $400,000. Our CEO's total cash compensation for 2008 was $1,038,400. The 2008 bonus was $375,000 for the Individual Performance Component of the Bonus Program plus an additional $25,000 awarded at the discretion of the Committee. In determining the amount of the bonus, the Committee evaluated the individual performance of our CEO during 2008, including, along with the individual performance factors described in "Objectives of Compensation Programs" above, the strong leadership demonstrated in the face of a challenging legislative and economic environment.

        On February 13, 2008, we granted our CEO 28,000 restricted shares of our Common Stock at a grant date price of $8.65. The restricted stock vests ratably over a period of five years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares. On February 13, 2008, we granted our CEO options to purchase 75,000 of our Common Stock at a price of $8.54 per share which, in accordance with our 2004 Omnibus Stock Plan, is the average of the high and low trading prices on the previous trading day. The options vest ratably over a period of five years from the date of grant.

  CFO

        In 2008, our CFO was paid a base salary of $339,423. His bonus for 2008, which was paid in 2009, was $175,000. Our CFO's total cash compensation for 2008 was $514,423. The 2008 bonus was $175,000 for the Individual Performance Component of the Bonus Program. In determining the amount of the bonus, the Committee evaluated the individual performance of our CFO during 2008, including, along with the individual performance factors described in "Objectives of Compensation Programs" above, the maintenance of our revenue stream in 2008 in light of a challenging legislative and economic environment.

        On February 13, 2008, we granted our CFO 14,000 restricted shares of our Common Stock at a grant date price of $8.65. The restricted stock vests ratably over a period of five years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares. On February 13, 2008, we granted to our CFO options to purchase 37,500 shares of our Common Stock at a price of $8.54 per share which, in accordance with our 2004 Omnibus Stock Plan, is the average of the high and low trading prices on the previous trading day. The options vest ratably over a period of five years from the date of grant.

COMPENSATION COMMITTEE REPORT

        In accordance with the rules promulgated by the SEC, the information included under the caption "Compensation Committee Report" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Report of the Compensation Committee

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 17 and ends on page 25 of this Proxy Statement, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee: Robert H. Chapman, III Thomas E. Hannah W. Olin Nisbet

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth information regarding the compensation we paid to our Chief Executive Officer and Chief Financial Officer for all the services they rendered to us during 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Kenneth E. Compton	2008	619,712	400,000	415,198	726,012	—	—	46,645	2,207,567
Chief Executive Officer and	2007	595,192	400,000	372,813	690,448	—	—	18,952	2,077,405
President	2006	575,000	460,000	372,813	690,448	—	—	—	2,098,261
J. Patrick O'Shaughnessy	2008	339,423	175,000	21,193	305,782	—	—	115,605	957,003
Executive Vice President and	2007	98,077	50,000	—	108,000	—	—	14,406	270,483
Chief Financial Officer

(1)
Base salary for our named executive officers is based upon experience, overall qualifications, and information about compensation offered to executive officers of similar qualifications and experience at similar companies gleaned from the Peer Group, the published survey data, and the Other Comparables data.

(2)
For Mr. Compton, the potential bonus payment is a target percentage of base salary with a maximum bonus equal to 120% of his base salary. One-half of the bonus is based upon our overall performance as measured by fully diluted earnings per share for the year and one-half is based upon individual performance, measured by factors that the Compensation Committee may deem appropriate. For 2008, the Compensation Committee considered market data and performance (e.g., effectiveness of monitoring state legislative initiatives affecting the industry, introduction of new products to the marketplace, realized cost savings in day to day operations, effective hiring of employees in strategic positions, and successful marketing campaigns). The 2008 bonus was $375,000 for the individual performance component of the Bonus Program plus an additional $25,000 awarded at the discretion of the Committee.

For Mr. O'Shaughnessy, the potential bonus payment is a target percentage of base salary with a maximum bonus equal to 100% of his base salary. Mr. O'Shaughnessy's bonus is based upon the same fractional parameters as Mr. Compton's bonus calculation and upon Mr. O'Shaughnessy's individual performance factors. For 2008 these factors included effectiveness in the oversight of financial matters, including accurate and timely financial reporting that is compliant with applicable laws and regulations, involvement in investor relations initiatives, and oversight and advice to our CEO on strategic financial initiatives. The 2008 bonus was $175,000 for the individual performance component of the Bonus Program.

(3)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with SFAS No. 123(R) and thus include amounts from awards granted in and prior to those periods. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

(4)
The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, 2007 and 2006, in accordance with SFAS No. 123(R) and thus include amounts from awards granted in and prior to those periods. Assumptions used in the calculation of these amounts are included in footnote 11 to the our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

(5)
On November 16, 2006, the Compensation Committee adopted a policy approving Mr. Compton's personal use of up to 25 flight hours per year in aircraft owned or leased by us. In 2008, Mr. Compton used 12.1 flight hours for personal matters in aircraft owned or leased by us. The imputed income of the 12.1 flight hours is approximately $22,875. In 2007, Mr. Compton used 15.2 flight hours for personal matters in aircraft owned or leased by us. The imputed income of the 15.2 flight hours is $18,952. In 2006, Mr. Compton had no personal use of our aircraft. Mr. Compton is also allowed to have his family members accompany him on corporate aircraft when he is traveling for Company business. We have determined that there was no aggregate incremental cost associated with including members of Mr. Compton's family on business trips in 2008. In 2008, we reimbursed Mr. Compton $18,688 related to income taxes paid, including the income taxes thereon, for his personal use of the aircraft in 2007. In 2008, we offered a new life insurance product to key management employees. We paid premiums on Mr. Compton's behalf of $5,082.

  In 2008 and 2007, Mr. O'Shaughnessy had no personal use of aircraft owned or leased by us; however, in 2008, family members accompanied Mr. O'Shaughnessy on some of his travels for Company business. We have determined that there was no aggregate incremental cost associated with including members of Mr. O'Shaughnessy's family on business trips in 2008. The imputed income assessed to Mr. O'Shaughnessy related to his family members accompanying him is approximately $4,635. In 2008 and 2007, the Company reimbursed or paid on behalf of Mr. O'Shaughnessy relocation expenses of $110,263 and $14,406, respectively, in connection with his relocation to Spartanburg, South Carolina. In 2008, we offered a new life insurance product to key management employees. We paid premiums on Mr. O'Shaughnessy's behalf of $707.

  Neither Mr. Compton nor Mr. O'Shaughnessy received any other perquisites or personal benefits in 2008, 2007 and 2006.

        Based on the fair value of equity awards granted to Mr. Compton and Mr. O'Shaughnessy and the base salary paid to each of them, "Salary" accounted for approximately 28% and 35%, respectively, and "Bonus" accounted for approximately 18% and 18%, respectively, of the total compensation earned by Mr. Compton and Mr. O'Shaughnessy in 2008.

GRANTS OF PLAN-BASED AWARDS FOR 2008

        The following table sets forth information about equity awards granted to our named executive officers during 2008.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth E. Compton(1)	2/13/08	—	—	—	—	—	—	28,000	75,000	8.54	890,950
J. Patrick O'Shaughnessy(1)	2/13/08	—	—	—	—	—	—	14,000	37,500	8.54	445,475

(1)
On February 13, 2008, we granted Mr. Compton and Mr. O'Shaughnessy 28,000 and 14,000, respectively, of restricted shares of our Common Stock at a grant date price of $8.65. The restricted stock vests ratably over a period of five years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares. On February 13, 2008, we granted to Mr. Compton and Mr. O'Shaughnessy options to purchase 75,000 and 37,500 shares, respectively, of our Common Stock at a price of $8.54 per share. The options vest ratably over a period of five years from the date of grant. The grant date fair value of Stock and Option awards is based upon the February 13, 2008 closing price of our common stock of $8.65.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2008

        The following table sets forth information about outstanding stock options and restricted stock held by our named executive officers as of December 31, 2008.

						Stock Awards
	Option Awards								Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)
Kenneth E. Compton(2)	150,000	100,000	—	13.83	8/26/15
Kenneth E. Compton(3)	262,500	437,500	—	12.11	10/27/15
Kenneth E. Compton(4)	—	75,000	—	8.54	2/13/18
Kenneth E. Compton(5)						184,250	348,233	—	—
J. Patrick O'Shaughnessy(6)	66,667	133,333	—	13.15	8/21/17
J. Patrick O'Shaughnessy(7)	—	37,500	—	8.54	2/13/18
J. Patrick O'Shaughnessy(8)						14,000	26,460	—	—

(1)
Based on the closing market price of our Common Stock on December 31, 2008, the last day of our 2008 fiscal year, of $1.89 per share.

(2)
On August 26, 2005, we granted to Mr. Compton an option to purchase 250,000 shares of our Common Stock at a price of $13.83 per share. The option vests ratably over a period of five years from the date of grant.

(3)
On October 27, 2005, we granted to Mr. Compton an option to purchase 700,000 shares of our Common Stock at a price of $12.11 per share. The option vests ratably over a period of eight years from the date of grant.

(4)
On February 13, 2008, we granted to Mr. Compton an option to purchase 75,000 shares of our Common Stock at a price of $8.54 per share. The option vests ratably over a period of five years from the date of grant.

(5)
On October 27, 2005, and February 13, 2008, we granted to Mr. Compton 250,000 and 28,000, respectively, restricted shares of our Common Stock. The 250,000 shares of restricted stock vest ratably over a period of eight years from the date of grant. The 28,000 shares vest ratably over a period of five years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares.

(6)
On August 21, 2007, we granted Mr. O'Shaughnessy an option to purchase 200,000 of our Common Stock at a price of $13.15 per share. The option vests ratably over a period of three years from the date of grant.

(7)
On February 13, 2008, we granted to Mr. O'Shaughnessy an option to purchase 37,500 shares of our Common Stock at a price of $8.54 per share. The option vests ratably over a period of five years from the date of grant.

(8)
On February 13, 2008, we granted to Mr. O'Shaughnessy 14,000 restricted shares of our Common Stock. The 14,000 shares vest ratably over a period of five years from the date of grant. Dividends are paid on restricted stock but are held in trust pending the vesting of shares.

 OPTION EXERCISES AND STOCK VESTED FOR 2008

        The following table sets forth information about the exercise of stock options and vesting of restricted stock held by our named executive officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)*
Kenneth E. Compton	—	—	31,250	55,000

*
Based on $1.76 per share, the closing price of our Common Stock on the vesting date of October 27, 2008.

DIRECTOR COMPENSATION FOR 2008

        Our non-employee Directors are entitled to receive $70,000 per year, which is paid in advance in quarterly installments at the beginning of each quarter, and $1,000 for any meeting of the Board of Directors or a committee of the Board of Directors that they attend, which is paid in arrears in the following quarter. We reimburse all of our Directors for out-of-pocket expenses incurred to attend meetings of our Board of Directors and its committees. Under our Policy Regarding Receipt of Company Stock in Lieu of Cash Director's Fees adopted by our Board of Directors on February 17, 2006, our non-employee Directors may elect to receive all the cash director fees payable to them in the form of shares of our Common Stock. The number of shares of Common Stock payable to any such Director is equal to the amount of cash fees payable divided by the average of the highest and lowest reported sales price per share of our Common Stock on the fifth trading day prior to the payment date. During 2008, Mr. Chapman elected to receive his director fees in the form of Common Stock.

        The following table summarizes the compensation we paid to members of our Board of Directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes In Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
George D. Johnson, Jr.(1)	—	—	—	—	—	—	—
William M. Webster IV(1)(2)	—	—	—	—	—	4,485	4,485
Stephen K. Benjamin	84,000	—	—	—	—	—	84,000
Robert H. Chapman, III(3)	97,040	—	—	—	—	—	97,040
Thomas E. Hannah	92,000	—	—	—	—	—	92,000
Donovan A. Langford, III	99,000	—	—	—	—	—	99,000
W. Olin Nisbet	101,000	—	—	—	—	—	101,000

(1)
Neither Mr. Johnson nor Mr. Webster received director compensation for their service on our Board of Directors.

(2)
Mr. Webster was paid a minimal salary primarily for the role he has had assisting our government affairs department.

(3)
Pursuant to our Policy Regarding Receipt of Company Stock in Lieu of Cash Director's Fees described below, Mr. Chapman elected to receive shares of the Company's Common Stock in lieu of the director fees payable to him in cash, beginning in the second quarter of 2006. In connection with this election, Mr. Chapman received a total of 19,530 shares of the Company's Common Stock for Board of Directors services rendered in 2008. The Fees Earned column reflects the dollar amount of these shares recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with GAAP.

(4)
Represents fees earned in 2008. The annual fees earned are paid in advance at the beginning of each quarter. The meeting fees for each quarter are paid in arrears after the end of the quarter.

CONCLUSION

        We face a competitive and highly specialized market. The Committee strives to ensure that we are able to attract, motivate, and retain highly skilled individuals who are compensated in a way that is commensurate with other similar executives in comparable companies. To that end, the Committee reviews compensation data from the Peer Group, the published survey data, and the Other Comparables in order to assess the type and amounts of compensation paid to our named executive officers. Attracting and, importantly, retaining these executives provides us with stability, and that stability benefits our stockholders.

 CERTAIN TRANSACTIONS

Transactions With Related Persons

        In January 2009, we entered into a one-year consulting arrangement with Mr. Tony S. Colletti, a member of our Board of Directors, whereby Mr. Colletti will be paid monthly consulting fees in the amount of $5,000 and $10,000 for his support of government relations initiatives on our behalf in Illinois and Washington, D.C., respectively. We believe this arrangement is at least as favorable to us as that which might have been negotiated with an unaffiliated third party for similar services. The Audit Committee reviewed and recommended to the Board of Directors that it approve, and the Board of Directors reviewed and approved the consulting arrangement.

        In February 2009, the Compensation Committee approved an annual salary of $200,000 for Mr. Webster, the Chairman of our Board of Directors, for the role he serves advising on corporate strategy and assisting our governmental affairs department in the legislative arena at both the state and federal level. In this capacity, Mr. Webster reports directly to our CEO. Both the disinterested members of the Board of Directors and members of the Compensation Committee believe this employment relationship is in the best interests of our Company and that the amount of the salary is reasonable and fair in view of Mr. Webster's experience and level of expertise. We do not have an employment agreement with Mr. Webster.

        We have entered into operating leases for warehouse space and office space with companies controlled by or affiliated with Mr. George D. Johnson, Jr., the former Chairman of our Board of Directors and a beneficial owner of more than 5% of our outstanding stock, members of his immediate family and/or individuals employed by companies controlled or affiliated with Mr. Johnson. The following is a summary of these leases:

  •
  Warehouse Space—Total lease payments and related expenses for this lease were approximately $24,425 in 2008. The interest of Mr. Johnson (including members of his immediate family and/or individuals employed by companies controlled or affiliated with Mr. Johnson) in these lease payments was approximately $24,425 in 2008. The annual rent for the warehouse is approximately $32,760, or $3.38 per square foot. We believe that the terms of this lease are comparable to those that could be obtained from unaffiliated parties. The entity that owned this property was sold in September 2008 to an unrelated third party.

  •
  Office Space—Total lease payments and related expenses for this lease were approximately $26,450 in 2008. The interest of Mr. Johnson (including members of his immediate family and/or individuals employed by companies controlled or affiliated with Mr. Johnson) in these lease payments was approximately $300 in 2008. We believe that the terms of this lease were comparable to those that could be obtained from unaffiliated parties. The lease for this office space terminated at December 31, 2008 and was not renewed.

        We lease airplane hangar space and purchase fuel from a corporation owned by Mr. Johnson. The hangar lease expires in December 2009; however, it is anticipated that we will exercise an option to extend the term of the lease for an additional five years. The hangar lease payments totaled approximately $32,330 in 2008 and will amount to approximately $194,000 for the period from January 1, 2009 until the expiration of the lease, including an expected five-year extension (the "Hangar Lease Period"). The interest of Mr. Johnson in these lease payments was approximately $32,330 in 2008 and is expected to be approximately $194,000 for the Hangar Lease Period. In 2008, we also purchased jet fuel from that corporation at a cost of approximately $113,400. We believe that the cost of the jet fuel is comparable to the cost that could be obtained from unaffiliated parties. Further, in connection with the lease of the airplane hangar space, we reimbursed an entity controlled by Mr. Johnson approximately $31,100 for the salaries and related benefits of the airplane hangar employees and approximately $7,400 for other aircraft services we used in 2008.

        Under a time-sharing arrangement, Mr. Johnson or entities he controls used our aircraft for private purposes in exchange for our use of an identical aircraft owned by an entity controlled by Mr. Johnson. In 2008, the value of our use of aircraft owned by Mr. Johnson or entities controlled by Mr. Johnson exceeded the value of Mr. Johnson's or entities controlled by Mr. Johnson use of our aircraft by approximately $3,500. At December 31, 2008, approximately $11,900 was due from Mr. Johnson or entities controlled by Mr. Johnson for the use of our aircraft. This receivable is included in accounts receivable-other in our consolidated balance sheet at December 31, 2008. In addition, during 2008, we reimbursed an entity controlled by Mr. Johnson approximately $8,800 related to our use prior to 2008 of that entity's aircraft.

        During 2008, Mr. Webster utilized our aircraft for private purposes. Mr. Webster reimbursed the Company approximately $10,900 for his use of our aircraft.

        Mr. Johnson's brother is a partner of a law firm that provided us certain routine legal services for which we paid approximately $32,000 in 2008.

Review, Approval, or Ratification of Transactions with Related Persons

        Pursuant to our Audit Committee Charter and in accordance with our written related party transactions policy, our Audit Committee reviews proposed related party transactions and makes recommendations to the Board of Directors regarding approval or rejection of related party transactions. Our Board of Directors generally reviews and approves all related party transactions prior to us entering into the transaction.

 HOUSEHOLDING INFORMATION

        As permitted by the rules of the SEC, we will deliver only one annual report and proxy statement to multiple shareholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. We will, upon written or oral request, deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered stockholders wishing to receive a separate annual report or proxy statement in the future or registered stockholders sharing an address wishing to receive a single copy of the annual report or proxy statement in the future may contact our transfer agent:

National City Bank Shareholder Services Operations PO Box 94980 Locator 01-5352 Cleveland OH 44101-4980 Toll-free phone number 800-622-6757 email: Shareholder.Inquiries@NationalCity.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 21, 2009

        The Notice and Proxy Statement and the 2008 Annual Report to stockholders are also available to be viewed and downloaded on the internet at http://investors.advanceamerica.net/sec.cfm. Online voting is not permitted at this time.

 SOLICITATION OF PROXIES

        We will pay the expenses of the preparation of the proxy materials and the solicitation of proxies by our Board of Directors. Proxies may be solicited on our behalf in person or by telephone, e-mail, facsimile, or other electronic means by our Directors, officers, or employees, who will not be separately compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them, and we have engaged The Altman Group to coordinate that solicitation for a fee of approximately $1,500 plus expenses. The entire cost of the solicitation by our Board of Directors will be borne by us.

SUBMITTING YOUR PROPOSALS FOR THE 2010 ANNUAL MEETING

        According to the rules of the Securities and Exchange Commission, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2010 annual meeting of stockholders, you must do so no later than December 11, 2009. Your proposal should be submitted in writing to the Secretary of the Company at our principal executive offices. In addition, our bylaws require that in order for you properly to bring any business before any meeting of stockholders, including nominations for the election of Directors, you must provide written notice delivered to or mailed to and received by the Secretary of the Company at our principal offices not less than 90 days nor more than 120 days prior to anniversary date of the immediately preceding Annual Meeting of Stockholders. In the event that the Annual Meeting is called for a date that is not within 30 days before or after the anniversary date, your notice, in order to be timely, must be received by us no later than the close of business on the tenth (10th) day following the day on which we mailed our notice of the Annual Meeting or gave other disclosure of the meeting date.

GENERAL

        It is important that your proxy be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to mark, date, sign, and return without delay your proxy card in the enclosed addressed envelope.

By Order of the Board of Directors

W. Thomas Newell Secretary

Advance America, Cash Advance Centers, Inc. Proxy This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 21, 2009. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated April 10, 2009, and the 2008 Annual Report, and hereby appoints William M. Webster IV and Kenneth E. Compton as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of Advance America, Cash Advance Centers, Inc. held of record by the undersigned on March 27, 2009, at the Annual Meeting of Stockholders to be held on May 21, 2009, and at any adjournment thereof. Signature Signature If Held Jointly Date: , 2009 Please sign exactly as shown hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person. Proxy card must be signed and dated below. Please fold and detach card at perforation before mailing. ADVANCE AMERICA, CASH ADVANCE CENTERS, INC. c/o National City Bank Shareholder Services Operations Locator 5352 P.O. Box 94509 Cleveland, OH 44101-4509

IMPORTANT—TO BE SIGNED AND DATED ON THE REVERSE SIDE YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. Advance America, Cash Advance Centers, Inc. Proxy This Proxy will be voted in accordance with specifications made. If no choices are indicated, this Proxy will be voted FOR the election of all of the Nominees and FOR Item 2. The Board of Directors recommends a vote FOR the Nominees listed and FOR the proposal to ratify the action of the Audit Committee in appointing PricewaterhouseCoopers LLP. 1. ELECTION OF DIRECTORS Nominees: (1) William M. Webster IV (2) Stephen K. Benjamin (3) Robert H. Chapman III (4) Tony S. Colletti (5) Kenneth E. Compton (6) Thomas E. Hannah (7) Donovan A. Langford III (8) W. Olin Nisbet (9) J. Patrick O’Shaughnessy FOR all nominees listed above. WITHHOLD AUTHORITY (except as listed to the contrary below) to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee’s name or number below: 2. To ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in 2009. FOR AGAINST ABSTAIN 3. In their discretion, on such other business as may properly come before the meeting. Check here if you plan to attend the Annual Meeting Please fold and detach card at perforation before mailing.

QuickLinks

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC. PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS MAY 21, 2009
SHARES OUTSTANDING AND VOTING RIGHTS
PROPOSAL NO. 1—ELECTION OF OUR BOARD OF DIRECTORS
PROPOSAL NO. 2—APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL STOCKHOLDERS
EXECUTIVE AND DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS FOR 2008
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2008
OPTION EXERCISES AND STOCK VESTED FOR 2008
CERTAIN TRANSACTIONS
HOUSEHOLDING INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 21, 2009
SOLICITATION OF PROXIES
SUBMITTING YOUR PROPOSALS FOR THE 2010 ANNUAL MEETING